FIRST AMENDMENT TO THE
MANAGER DIRECTED PORTFOLIOS
INVESTMENT ADVISORY AGREEMENT
with
iM GLOBAL PARTNER US, LLC

THIS FIRST AMENDMENT dated as of August 20, 2019, to the INVESTMENT ADVISORY AGREEMENT, dated as of November 13, 2018 (the “Agreement”), entered into by and between Manager Directed Portfolios (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and iM Global Partner US, LLC (hereinafter called the “Adviser”).

WITNESSETH:

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to incorporate a newly created series of the Trust; and

WHEREAS, the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree to amend and restate Schedule A as attached hereto to add the iM DBi Hedge Strategy ETF, a new series of the Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this FIRST AMENDMENT to be duly executed by their duly authorized officers, all on the day and year first above written.

MANAGER DIRECTED PORTFOLIOS on behalf its series listed on Schedule A	iM GLOBAL PARTNER US, LLC

By: /s/ Douglas J. Neilson	By: /s/ Jeffrey K. Seeley
Name: Douglas J. Neilson	Name: Jeffrey K. Seeley
Title: President	Title: U.S Chief Operating Officer and Head of Distribution

AMENDED AND RESTATED
SCHEDULE A

Series or Fund of Manager Directed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets
iM DBi Managed Futures Strategy ETF	0.85%
iM DBi Hedge Strategy ETF	0.85%

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